Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:                      Frank V. Dane

Phone: 650-802-7737

Email: fdane@cic.com

COMMUNICATION INTELLIGENCE CORPORATION

REPORTS SECOND QUARTER 2006 FINANCIAL RESULTS

AND ESTABLISHMENT OF CREDIT FACILITY

Redwood Shores, CA, August 14, 2006 - (OTC BB: CICI) Communication Intelligence Corporation (“CIC” or the “Company”), a leading supplier of electronic signature solutions for business process automation in the Financial Industry and the recognized leader in biometric signature verification, announced today its financial results for the three and six-month periods ended June 30, 2006.

Total revenue of $448,000 for the three month period ended June 30, 2006 decreased 63% compared to $1.2 million in the corresponding three month period of the prior year.  The Company recorded two license agreements in the prior year period with Snap-On Credit LC and Bell South aggregating $576,000.  The Company did not record any large orders in the current period, which is the primary reason for the decline in revenues compared to the corresponding quarter in the prior year.

The operating loss for the three months ended June 30, 2006, before interest expense and amortization of the loan discount and prepaid financing cost, was $812,000 compared to an operating income of $51,000 in the prior year period.  The Company’s net loss applicable to common stockholders was $925,000 compared to a net loss of $834,000 for the corresponding prior year period.  Non operating expenses for the three months ended June 30, 2006 were $113,000 compared to $885,000 for the corresponding quarter of the prior year. Non-cash loan amortization expense, included in non-operating expense for the three months ended June 30, 2006, was $104,000 compared to $813,000 in the corresponding prior year period.  This decrease is attributable to lesser amortization of loan discount and prepaid financing costs in the current year period, due to less notes being converted in that period when compared to the prior year period.  The basic and diluted loss per share was $0.01 on approximately 108 million weighted average common shares outstanding for the three months ended June 30, 2006 as compared to a basic and diluted loss of $0.01 per share on approximately 102 million weighted average common shares outstanding for the corresponding period of the prior year.

Total revenues of $1.1 million for the six months ended June 30, 2006, decreased 39% compared to revenues of $1.8 million in the corresponding prior year period.  The Company’s net loss applicable to common stockholders for the six months ended June 30, 2006 was $1.7 million as compared to a net loss of $1.9 million for the corresponding prior year period.  Non-cash loan amortization expense for the six months ended June 30, 2006 was $405,000 compared to $1.3 million in the corresponding six months of the prior year, this decrease is attributable to the same reason discussed in the immediately preceding paragraph.    The basic and diluted loss per share was $0.02 on approximately 107 million weighted average common shares outstanding for the six months ended June 30, 2006 as compared to a basic and diluted loss of $0.02 per share on approximately 102 million weighted average common shares outstanding for the corresponding period of the prior year.

The Company also announced establishment of a credit facility pursuant to a note and warrant purchase agreement with one of its largest shareholders. The terms of the agreement allow the Company to borrow, on demand, through November 15, 2006, an aggregate principal amount of up to six hundred thousand dollars ($600,000).  Upon each draw, the Company will be required to issue warrants to purchase a pro rata number of shares of its common stock, with a maximum number of 3,111,000 to be issued if the entire $600,000 is drawn. The notes will bear interest at the rate of fifteen percent (15%) per annum payable quarterly in cash. The warrants will have a three year life and an exercise price of $0.51.  In the event the facility is not fully drawn, the Company shall issue to the investor, as a standby commitment fee, a pro rata portion of 335,000 shares of the Company’s common stock, based upon the amount not drawn to the maximum amount available under the facility. The warrants will include piggyback registration rights, for the underlying shares, to participate in certain future registrations of the Company’s common stock.

“Being in an emerging market, and as discussed in detail at our June Shareholders Meeting (http://www.cic.com/about/ir/presentations/2006shmeeting_p31.pdf), the timing of orders remains challenging and still somewhat unpredictable.  However, we continue to focus on and, we believe, make solid and important progress with financial service institutions as well as large software suppliers, both Independent Software Vendors and Systems Integrators, in establishing CIC as the eSignature supplier of choice. We anticipate that these current processes, evaluations and requests for quotation and the resultant agreements represent the foundation required to achieve increased and sustained revenue growth,” stated CIC’s Chairman & CEO, Guido DiGregorio.  “Further, we believe the credit facility, established with one of our largest shareholders, will provide the working capital, if and as needed, to support our sales efforts during this critical process with minimal distraction and shareholder dilution, as the debt does not include conversion rights and the $0.51 warrant exercise price is above the current market price of our stock.”

Selected financial information follows.  Detailed corporate and financial information is available on CIC’s website at www.cic.com.

About CIC

Communication Intelligence Corporation (“CIC”) is a leading supplier of electronic signature solutions for business process automation in the Financial Industry and the recognized leader in biometric signature verification. CIC’s products enable companies to achieve truly paperless work flow in their eBusiness processes by enabling them with “The Power to Sign Online®” with multiple signature technologies across virtually all applications.  Industry leaders such as AIG, Charles Schwab, Prudential, Nationwide (UK) and Wells Fargo chose CIC’s products to meet their needs. CIC sells directly to enterprises and through system integrators, channel partners and OEMs. CIC is headquartered in Redwood Shores, California and has a joint venture, CICC, in Nanjing, China. For more information, please visit our website at http://www.cic.com.

Forward Looking Statement

Certain statements contained in this press release, including without limitation, statements containing the words “believes”, “anticipates”, “hopes”, “intends”, “expects”, and other words of similar import, constitute “forward looking” statements within the meaning of the Private Litigation Reform Act of 1995.  Such statements involve known and unknown risks, uncertainties and other factors, which may cause actual events to differ materially from expectations.  Such factors include the following (1) technological, engineering, quality control or other circumstances which could delay the sale or shipment of products; (2) economic, business, market and competitive conditions in the software industry and technological innovations which could affect the Company’s business; (3) the Company’s inability to protect its trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others or prevent others from infringing on the proprietary rights of the Company; and (4) general economic and business conditions.  These forward-looking statements speak only as of the date hereof and the Company disclaims any intent or obligation to update these forward-looking statements.

CIC and its logo are registered trademarks of Communications Intelligence Corporation.  All other trademarks and registered trademarks are the property of their respective holders.

COMMUNICATION INTELLIGENCE CORPORATION

Selected Consolidated Statement of Operations Information

(Dollars in thousands, except per share amounts)

	Three Months Ended (unaudited)		Six Months Ended (unaudited)
	06/30/06	06/30/05	06/30/06	06/30/05

Revenues	$448	$1,209	$1,149	$1,788

Net (loss) applicable to common stockholders	$(925)	$(834)	$(1,736)	$(1,922)

Basic and diluted (loss) per common share	$(0.01)	$(0.01)	$(0.02)	$(0.02)

Weighted average common shares outstanding	107,552	102,382	107,199	102,034

Selected Consolidated Balance Sheet Information

(Dollars in thousands)

	06/30/06	12/31/05
	(unaudited)

Cash & cash equivalents	$1,698	$2,849

Total current assets	$2,369	$3,621

Total assets	$7,229	$8,466

Deferred revenue (1)	$591	$557

Total current liabilities (2)	$1,449	$1,363

Long-term debt (3)	$1,015	$1,169

Total stockholder’s equity	$4,692	$5,856

NOTES:

(1) Deferred revenues consist principally of advances from customers and deferred maintenance contract revenue.

(2) Includes deferred revenues of $591 and $557 as of June 30, 2006 and December 31, 2005, respectively.

(3) Net of $368 and $674 unamortized fair value assigned to the beneficial conversion feature and warrants at June 30, 2006 and December 31, 2005, respectively.

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